UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

(AMENDMENT NO.        )

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)   ☐

Mediaset España Comunicación S.A.

(Name of Subject Company)

Not applicable

(Translation of Company’s Name into English (if applicable))

Spain

(Jurisdiction of Subject Company’s Incorporation or Organization)

Mediaset Investment N.V.

(Name of Person(s) Furnishing Form)

Ordinary Shares

(Title of Class of Subject Securities)

N/A

(CUSIP Number of Class of Securities (if applicable))

Mediaset España Comunicación S.A.

Isabel Ortega Pérez-Villanueva

Carretera de Fuencarral a Alcobendas 4

28049 Madrid, Spain

+34 91 396 61 88

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s)

Authorized to Receive Notices and Communications on Behalf of Subject Company)

N/A

(Date Tender Offer/Rights Offering Commenced)

PART I — INFORMATION SENT TO SECURITY HOLDERS

Item 1.   Home Jurisdiction Documents

Exhibits.

99.1	Joint Announcement of Mediaset S.p.A. and Mediaset España Comunicación S.A.

Item 2.   Informational Legends

A legend complying with Rule 802 under the Securities Act of 1933, as amended, is included in the Exhibit listed above.

PART II — INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Not applicable.

PART III — CONSENT TO SERVICE OF PROCESS

In connection with furnishing this Form CB, Mediaset Investment N.V. is concurrently furnishing an irrevocable consent and power of attorney on Form F-X.

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PART IV — SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

MEDISET INVESTMENT N.V.

	By:	/s/ Monica Ballabio
	Name:	Monica Ballabio
	Title:	Director

Date: June 10, 2019

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